EXHIBIT 17.1

January 28, 2005

The RiceX Company Attn: Board of Directors 1241 Hawk’s Flight Court El Dorado Hills, California 95762

Gentlemen:

I have read the statements in made by The RiceX Company in its Current Report on Form 8-K dated January 28, 2005. I agree with the statements made therein.

Yours truly,

/s/ Terrence Barber

Terrence Barber